UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
January 16, 2018

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ESPEY MFG & ELECTRONICS CORP.

(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	001-04383 (Commission File Number)	14-1387171 (IRS Employer Identification No.)

233 Ballston Avenue, Saratoga Springs, New York 12866 (Address of principal executive offices)

(518) 584-4100 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of the Company has approved a new Employment Agreement for its President and Chief Executive Officer, Patrick T. Enright, Jr., effective as of February 1, 2018.

The Agreement is for a term of three years, automatically extending to a fourth year unless either party gives contrary notice to the other at least 60 days prior to February 1, 2021. Mr. Enright is entitled to a base salary of $254,684.08, subject to annual review (but with no decrease) by the Board.

In addition, Mr. Enright is entitled to an annual performance-based cash bonus comprised of three components, with the maximum aggregate amount payable not to exceed his annual base salary. The first component is purely discretionary based upon an annual performance assessment and may not exceed 50% of the base salary. The second component is based on the increase in combined sales plus backlog over the average of the prior three fiscal years, times 0.5% (one half of one percent), and may not exceed 50% of base salary. The third component is based on the increase in operating earnings over the average of the prior fiscal years, times 5% (five percent), and may not exceed 50% of base salary. In order to be eligible for the bonus compensation for a fiscal year ending June 30, Mr. Enright must be employed as President and Chief Executive Officer on December 31 following such year. For purposes of calculating the bonus, 10% of the backlog attributable to the first $20 million of orders from Aberdeen Tactical Power Supply shall be included. There is no discount from sales and operating earnings related to such contract for other bonus calculation purposes.

If Mr. Enright’s employment is terminated without cause, he is entitled to severance pay equal to nine months of his base salary.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Document
10.16	Employment Agreement dated January 16, 2018 with Patrick Enright, Jr.
99.1	Press Release dated January 16, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2018		ESPEY MFG. & ELECTRONICS CORP.
	By:	/s/ David O’Neil
David O’Neil Executive Vice President

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